Exhibit 10.20

ExlService Holdings Inc. 2003 India Employee Stock Option Plan

Establishment and Purpose of Plan

1.	Plan Established.

The Company hereby adopts, as of April 30, 2003 this Stock Option Plan (“the Plan”), pursuant to which the Optionees, may be granted Options to purchase shares of the Common Stock, provided that no Option granted under the Plan will be exercisable until a majority of the shareholders of the Company approve the Plan and provided further that the Plan and any Options granted under it will terminate, if such shareholder approval is not received for the Plan within twelve (12) months after the date first written above.

2.	Purpose of Plan.

This Plan is intended to provide eligible employees of the Indian Subsidiary (defined hereunder) with the opportunity to acquire an ownership interest in the Company.

Definition and Construction.

3.	Definitions.

Whenever used herein, the following terms shall have their respective meanings set forth below, unless the context requires otherwise:

(a)	“Act” means the Indian Income Tax Act, 1961 as amended, and any applicable regulations or notifications promulgated thereunder.

(b)	“Board” means the board of directors of the Company.

(c)	“Committee” means the compensation committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board.

(d)	“Common Stock” or “Shares” means Series B Common Stock of the Company having par value of US$0.001 per share.

(e)	“Company” means ExlService Holdings, Inc., a company incorporated under the laws of state of Delaware having its principal place of business at 350 Park Avenue, 10th Floor, New York, NY 10022, or any successor company thereto.

(f)	“Director” means a director of the Company.

(g)	“FEMA” means the Foreign Exchange Management Act, 1999 of the Republic of India, the rules and regulations thereunder and any amendments thereto.

(h)	“Indian Subsidiary” means ExlService.com (India) Private Limited, a company incorporated under the laws of India and having its principal office at office at A 48 Section 58, Noida 9UP 201 301, India, as long as shares constituting fifty-one (51%) or more of the total voting power of all classes of shares of ExlService.com Private Limited is owned directly by the Company.

(i)	“Optionee” means any employee of the Indian Subsidiary eligible to receive Options under this Plan.

(j)	“Plan” means this ExlService Holdings, Inc 2003 India Employee Stock Option Plan.

(k)	“Promoter” means the person or persons who are in over-all control of the Company, who are instrumental in the formation of the Company or programme pursuant to which the Shares were offered to the public, or the person or persons named in the offer document as promoter(s).

(l)	Provided that a director or officer of the Company, if he is acting as such only in his professional capacity will not be deemed to be a promoter. Where a promoter of the Company is a body corporate, the promoters of that body corporate shall also be deemed to be promoters of the Company.

(m)	“Promoter Group” means an immediate relative of the Promoter (i.e. spouse of that person, or any parent, brother, sister or child of the person or of the spouse), persons whose shareholding is aggregated for the purpose of disclosing in the offer document “shareholding of the promoter group”.

(n)	“RBI” means the Reserve Bank of India.

(o)	“Stock Option Agreement” means the agreements between the Company, the Indian Subsidiary and the Optionees which sets forth certain rights and obligations of the parties thereto.

(p)	“Stock Purchase Agreement” means the agreement between the Company and each Optionee required to be executed by each Optionee as a pre condition to the exercise of any Options per Section 8 hereof, which sets forth certain rights and obligations of the parties thereto.

4.	Administration - Grant of Options.

(a)	The Plan will be administered by the Board or a Committee thereof.

(b)	Subject to the express provisions of the Plan, the Board or the Committee will also have complete authority to interpret the Plan to determine the rights and obligations of participants under the Plan, and to make all other determinations necessary or advisable in the administration of the Plan.

Shares- Subject to Plan

5.	Maximum Number of Shares Issuable.

The maximum aggregate number of Shares in respect to which Options may be granted under the Plan shall be approximately 3.68% of the total issued and paid Common Stock of the Company and shall consist of authorised but unissued or reacquired Shares. The maximum aggregate number of Shares is subject, however, to increase or decrease pursuant to the provisions of Section 10. In relation to the employees of the Indian Subsidiary, subject to the provisions of the Plan, the Board shall; in its discretion, determine the persons to whom Options will be granted under this Plan and all of the terms and conditions of such Options based on the eligibility criteria set out elsewhere in this Plan. The Board shall determine all questions of interpretation of the Plan or of any Option, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Options.

6.	Eligibility in relation to the Indian Subsidiary.

Options may be granted under this Plan only to persons who are employees, “resident” in India in accordance with the provisions of FEMA, excluding, however, any employee who is a Promoter or belongs to the Promoter Group or who is a Director who either by himself or through his relative or through any body corporate, directly or indirectly, holds more than ten percent (10%) of the issued share capital of the Company. Eligibility in accordance with this section shall not entitle any person to be granted an Option, or, having been granted an Option, to be granted an additional Option. The Board shall, based on the performance, potential for future contribution to the Company and the Indian Subsidiary, integrity, number of employment years and any other factor as deemed fit by the Board, form the basis for determining the quantum for awarding the Options.

Terms and Conditions of Options

7.	Issuance of Options.

Pursuant to the terms and conditions of the Plan and the Stock Option Agreements, the Company agrees to issue to Optionee the option (the “Options”) to purchase up to approximately 25,000 shares of the total issued and paid up Common Stock at the exercise price (the “Exercise Price”) of US$0.23 per share. Subject to further terms and conditions of this Plan, Optionee’s right to purchase the Shares subject to the Options will vest or be deemed to have vested on the following dates with respect to the following numbers of Shares:

i.	25% of the Options granted under the accompanying letter of grant of options shall vest at the end of the calendar year 2003;

ii.	25% of the Options granted under the accompanying letter of grant of options shall vest at the end of the calendar year 2004;

iii.	25% of the Options granted under the accompanying letter of grant of options shall vest at the end of the calendar year 2005; and

iv.	25% of the Options granted under the accompanying letter of grant shall vest at the end of the calendar year 2006;

8.	Exercise of Options.

The Options may be exercised at any time, and from time to time, but only upon compliance with each of the following terms and conditions:

(a)	The Options may be exercised only as to Shares with respect to which Optionee’s rights have vested, pursuant to Section 7, at the time of exercise and for which no prior exercise, has been made.

(b)	The Options may be exercised only as to a whole number of Shares and within the applicable time period specified in Section 13.

(c)	The Company must have received written notice advising the Company of the irrevocable exercise of the Options (“Exercise Notice”) and specifying the number of whole Shares then being purchased (the “Purchased Shares”).

(d)	The Company must have received payment in full in same day funds of the Exercise Price for the Purchased Shares.

(e)	The Company and the Optionee must have entered into the Stock Purchase Agreement.

9.	Record Ownership.

In the event that Optionee duly exercises any Options pursuant to Section 8, Optionee will be deemed to have become the holder of record of the Purchased Shares (and the Purchased Shares will be deemed to have been issued) immediately prior to the close of business on the third business day after the satisfaction of all conditions set forth in Section 8.

10.	Adjustments Upon Recapitalization.

The number of Shares purchasable upon exercise of the Options and the Exercise Price will be subject to adjustment from time to time upon the occurrence of any of the following events and subject to the following terms and conditions:

(a)

Options granted under the Plan and any Stock Option Agreements and the maximum number of Shares subject to all Options stated in Section 5 shall be subject to adjustment or substitution, as determined by the Board or the Committee in its sole discretion, as to the number, price or kind of a Share or other consideration subject to such Options or as otherwise determined by the Board or the Committee to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Option or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Optionees, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan.

Notwithstanding the above, in the event of any of the following:

(i)	The Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than, stock or other equity interests of the surviving entity;

(ii)	All or substantially all of the assets of the Company are acquired by another person;

(iii)	The reorganization or liquidation of the Company; or

(iv)	The Company shall enter into a written agreement to undergo an event described in clauses (i), (ii) or (iii) above,

then the Board or the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Options and cause the holders thereof to be paid, in cash or securities, or any combination thereof, the value of such Options based upon the price per Share received or to be received by other shareholders of the Company in such event. The terms of this Section 10 may be varied by Board or the Committee in any particular Stock Option Agreement.

(b)	To the extent that the forgoing adjustments relate to stock or securities of the Company, the adjustments will be made by the Board or a Committee thereof excluding the vote of Optionee, if the Optionee is then a Director of the Company, and the Board’s determination will be final, binding and conclusive.

(c)	The provisions of this Section 10 are intended to be exclusive, and Optionee will have no other rights upon the occurrence of any of the events described in this Section 10 except as expressly provided.

(d)	The grant of the Options will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets. Nothing set forth in this Plan will operate or be deemed to limit or restrict in any manner the Company’s right to sell or issue, or to require any adjustment as a result of any sale or issuance by the Company of, its Common Stock (or any other security) to any person or at any price, including, without limitation, any sale or issuance at a price per Share which is less than that effectively payable by the Optionee under this Plan.

11.	Successors

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provisions for the preservation of the Optionee’s rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

12.	Option Price.

The Exercise Price of the Shares under each Option will be nominally less than the fair market value of the Shares on the date of the grant of the Option. If the Shares are trading on a recognized stock exchange, the “fair market value” will be the closing price as of the date of exercise, or, if no trading occurred on that date, the closing price on the most recent business day on which trading occurred. If no public market exists for the Shares, the “fair market value” will be set by a good-faith determination of the Board or the Committee of the price at which the Shares subject to the Option would change hands on the date of exercise between a willing buyer and a willing seller, neither being under any compulsion to buy or sell, and both having reasonable knowledge of the relevant facts.

13.	Vesting, Option Period and Expiration.

Options shall vest and become exercisable in such manner and on such date or dates determined by the Board or the Committee and shall expire after such period, not to exceed ten (10) years, as may be determined by Board or the Committee (the “Option Period”); provided, however, that notwithstanding any vesting dates set by the Board or the Committee, the Board or the Committee may in its sole discretion accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to exercisability. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires. Unless otherwise stated in the applicable Stock Option Agreement, if prior to the end of the Option Period, the Optionee ceases employment or service with the Company and its Affiliates for any reason (including death or disability), the Option shall expire on the earlier of the last day of the Option Period or the date that is 90 days after the date of the Optionee’s termination of employment. In such event, the Option shall remain exercisable by the Optionee until its expiration, only to the extent the Option was exercisable at the time of such termination of employment.

14.	Non-Transferability

(a)	Each Option shall be exercisable only by the Optionee during the Optionee’s lifetime, or, if permissible under applicable law, by the Optionee’s legal guardian or representative. No Option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by an Optionee otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or the Indian Subsidiary; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b)	Notwithstanding the foregoing, the Board or the Committee may, in a Stock Option Agreement, provide that Options may be transferred by an Optionee without consideration, subject to such rules as the Board or the Committee may adopt consistent with any applicable Stock Option Agreement and applicable FEMA regulations to preserve the purposes of the Plan, to:

(i)	any person who is a “relative” of the Optionee, as defined in section 7(vii) of the Employee Stock Option Guidelines issued by the Ministry of Finance of the Government of India (collectively, the “Immediate Family Members”);

(ii)	a trust solely for the benefit of the Optionee and his or her Immediate Family Members;

(iii)	a partnership or limited liability company whose only partners or shareholders are the Optionee and his or her Immediate Family Members; or

(iv)	any other transferee as may be approved either (a) by the Board or the Committee in its sole discretion, or (b) as provided in the applicable Stock Option Agreement.

(each transferee described in clauses (i), (ii), (iii) and (iv) above is hereinafter referred to as a “Permitted Transferee”); provided that the Optionee gives the Board or the Committee advance written notice describing the terms and conditions of such proposed transfer and the Board or the Committee notifies the Optionee in writing that such a transfer would comply with the requirements of the Plan and any applicable Stock Option Agreement.

(c)

The terms of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in a Stock Option Agreement to an Optionee shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Board or the Committee determines, consistent with any applicable Stock Option Agreement, that such a registration statement is necessary or appropriate, (c) the Board or the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Optionee under the Plan or otherwise, and (d) the consequences of termination of the Optionee’s employment by, or services to, the Company or the Indian Subsidiary under the terms of the Plan and the applicable Stock Option Agreement shall continue to be applied with respect to the Optionee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Stock Option Agreement.

15.	Qualification of Plan.

It is intended that the Option to be issued under this Plan will qualify as and be subject to exercise only to the extent that it does qualify for beneficial tax treatment under the Act.

16.	Applicable Law: Severability.

The Plan here created will be construed, administered, and governed in all respects in accordance with the laws of the Republic of India. If any provision of this instrument will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective. Notwithstanding what is stated above the restrictions prescribed under FEMA, as referred to in this Plan, would be read to include the amendments made to FEMA subsequent to the effective date of this Plan and would deem to have always included such amendments.

17.	Shares Reserved.

The Company will at all times during the term of the Plan reserve and keep available the number of Shares as will be sufficient to satisfy the requirements of the Plan.

18.	Stock Option Agreements

Options shall be evidenced by Stock Option Agreements specifying the number of Shares covered thereby, in such form as the Board or the Committee shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Stock Option Agreement. Stock Option Agreements may incorporate all or any of the terms of the Plan by reference.

19.	Interpretation.

In the event of any inconsistency between the provisions of this Plan and the provisions of the Stock Option Agreements, the provisions of this Plan will prevail.

20.	Adoption by the Indian Subsidiary

This Plan shall be extended to the Optionee only if the Board of Directors of the Indian Subsidiary accepts and adopts the Plan. All grants made under the Plan shall be deemed to have been made at the behest and on behalf of the Indian Subsidiary. The Indian Subsidiary, in so far as the terms and conditions of the Plan apply to it, shall be bound by the terms and conditions thereof.

21.	Miscellaneous.

Titles and captions contained in this Plan are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Plan or the intent of any provision.

Basis of valuation of shares of the Company

1.	The basis of valuation of the Shares of the Company considered by the Board has been arrived based on fair market value that was paid for the primary investors in the Company.

2.	The basis of valuation of the Share is arrived at by the Board after considering the following:

(i)	The Company was incorporated on October 29, 2002

(ii)	The accounts of the Company for the period ended December 31, 2002 has been considered.

(iii)	The Company has a paid up capital of USD 5,791,520 comprising of 10,000,000 common shares and 42,900 preferred shares.

(iv)	The Net Asset Value per Share of the Company based on the adopted accounts for the period ended December 31, 2002 is around USD 0.91.

For and on behalf of

ExlService Holding Inc.

Place:	Mr.
Name:
Title: [Board Member]

Dated: